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[GRAPHIC OMITTED]


Company Contacts:                       Investor Relations Contacts:
IMPAX Laboratories, Inc.                Lippert/Heilshorn & Associates, Inc.
------------------------                ------------------------------------
Barry R. Edwards, Co-CEO                Kim Sutton Golodetz (kgolodetz@lhai.com)
(215) 289-2220, Ext. 1771               (212) 838-3777
Larry Hsu, Ph.D. President              Bruce Voss (bvoss@lhai.com)
(510) 476-2000, Ext. 1111               (310) 691-7100
Cornel C. Spiegler, CFO                 www.lhai.com
(215) 289-2220, Ext. 1706               ------------
www.impaxlabs.com
-----------------



                  IMPAX REPORTS THIRD QUARTER FINANCIAL RESULTS

               Company Continues to Post Record Quarterly Revenues
                 - Four FDA Approvals Received in the Quarter -


HAYWARD, California (November 5, 2003) - IMPAX Laboratories, Inc. (NASDAQ
NM: IPXL) today reported financial results for the three months and nine months ended September 30, 2003.

Total revenues for the third quarter of 2003 were $16,497,000, up more than 119% compared with revenues of $7,538,000 in the prior year's third quarter, and up more than 17% compared with total revenues of $14,067,000 in the second quarter of 2003. The significant year-over-year increases were primarily due to shipments of over-the-counter (OTC) Loratadine and Pseudoephedrine Sulfate (5mg/120mg) 12-hour Extended Release Tablets to Schering-Plough and to Wyeth during the third quarter of 2003; and higher sales of Fludrocortisone Tablets, Minocycline Capsules, and the LIPRAM product family.

The net loss for the 2003 third quarter was $3,608,000, or $(0.07) per share, compared with a net loss of $5,210,000, or $(0.11) per share, in the prior year third quarter and a net loss of $2,284,000, or $(0.05) per share, in the 2003 second quarter. The year-over-year net loss narrowed due to higher sales, but increased on a sequential quarter basis due to increased expenses related to ramping up production for upcoming new product introductions including, but not limited to, additional personnel, supplies and training costs.

For the nine months ended September 30, 2003, the Company reported total revenues of $41,989,000 compared with $16,115,000 in the comparable period of the previous year. The net loss through the third quarter of 2003 was $9,105,000, or $(0.18) per share. This compares with a net loss of $16,569,000, or $(0.35) per share, in the nine months ended September 30, 2002.

Unrestricted cash, cash equivalents and short-term investments were $22.5 million at September 30, 2003, compared to $10.2 million at December 31, 2002. The increase in the cash balance was primarily due to a $25 million private placement completed in May of this year.

"We are delighted to report that this is our fifth consecutive quarter of record revenues," said Barry R. Edwards, Co-Chief Executive Officer of IMPAX. "In addition to receiving final U.S. Food and Drug Administration (FDA) approval for our generic versions of Urispas(R), Claritin(R) Reditabs and Aralen(R), we also received tentative approvals of a generic version of OxyContin(R) Controlled Release Tablets, 80mg."

Mr. Edwards continued, "Also in the quarter, we entered into an Exclusivity Transfer Agreement with Andrx Corporation (NASDAQ: ADRX) and a subsidiary of Teva Pharmaceutical Industries Ltd. (NASDAQ: TEVA) pertaining to pending Abbreviated New Drug Applications (ANDAs) for bioequivalent versions of Wellbutrin(R) SR and Zyban(R) (Bupropion Hydrochloride) 100mg and 150mg Extended Release Tablets filed by Andrx, as well as by IMPAX. We believe that this agreement with Andrx and Teva will provide us with an opportunity to bring our products to the market earlier than would be possible alone."

"We filed two ANDAs, as well as one Investigational New Drug application (IND), with the FDA during the quarter and we remain comfortable that we will meet our goal of filing at least six applications this year," said Larry Hsu, PhD, President of IMPAX. "This, our first IND filing, represents a significant milestone in the development of our branded pharmaceuticals program for products intended to treat disorders of the Central Nervous System ("CNS").

IMPAX has eighteen applications pending at the FDA, including three tentatively approved, that address approximately $7 billion in U.S. branded product sales for the twelve months ended August 31, 2003. Fourteen of these filings were made under Paragraph IV of the Hatch-Waxman Amendments.

IMPAX Laboratories, Inc. is a technology based specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of branded products. IMPAX markets its generic products through its Global Pharmaceuticals division and intends to market its branded products through the IMPAX Pharmaceuticals division. Additionally, where strategically appropriate, IMPAX has developed marketing partnerships to fully leverage its technology platform. IMPAX Laboratories is headquartered in Hayward, California, and has a full range of capabilities in its Hayward and Philadelphia facilities. For more information, please visit the Company's Web site at: www.impaxlabs.com.

As previously announced, the Company has scheduled a conference call to discuss this announcement beginning at 9:00 a.m. Eastern Time today. To participate in the call, a few minutes prior to the start time, please dial (888) 803-7396 in the U.S. or (706) 634-1052 for international callers. Those unable to participate are invited to listen to a recording of the call and Question and Answer session from 10:00 a.m. Eastern Time November 5, 2003 through 11:59 p.m. Eastern Time November 7, 2003, by dialing (800) 642-1687 in the U.S. or (706) 645-9291 for international callers, and entering reservation code 3626714. Alternatively, individuals may listen to the call by visiting the investor relations section of the Company's website at www.impaxlabs.com. To listen to the live call, please go to the website 15 minutes prior to its start to register, download, and install the necessary audio software. A recording of the call will be available for 14 days on the site beginning on November 5, 2003.

 "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:
To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause Impax's future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, Impax's ability to obtain sufficient capital to fund its operations, the difficulty of predicting FDA filings and approvals, consumer acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, Impax's ability to successfully develop and commercialize pharmaceutical products, Impax's reliance on key strategic alliances, the uncertainty of patent litigation, the availability of raw materials, the regulatory environment, dependence on patent and other protection for innovative products, exposure to product liability claims, fluctuations in operating results and other risks detailed from time to time in Impax's filings with the Securities and Exchange Commission. Forward-looking statements speak only as to the date on which they are made, and Impax undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.
                               (Tables to follow)

                                      # # #

                                        IMPAX LABORATORIES, INC.
                                        STATEMENTS OF OPERATIONS
                                              (unaudited)
                        (dollars in thousands, except share and per share data)

                                              Three Months Ended                Nine Months Ended
                                                September 30,                     September 30,
                                         ----------------------------      ---------------------------
                                            2003             2002             2003             2002
                                         -----------      -----------      -----------     -----------
Net Sales                                $    15,908      $     7,283      $    40,434     $    15,860
Other revenues                                   589              255            1,555             255
                                         -----------      -----------      -----------     -----------
Total revenues                                16,497            7,538           41,989          16,115
                                         -----------      -----------      -----------     -----------
Cost of sales                                 12,976            5,153           30,444          12,274
                                         -----------      -----------      -----------     -----------
Gross margin                                   3,521            2,385           11,545           3,841
Research and development                       4,203            4,533           12,305          11,899
Less:  Teva payments                             (93)            (182)            (247)           (486)
                                         -----------      -----------      -----------     -----------
Research and development, net                  4,110            4,351           12,058          11,413
Selling expenses                                 546              697            1,552           2,001
General and administrative expenses            2,321            2,084            6,526           6,193
Other operating income (expense), net              4              (30)              25             (39)
                                         -----------      -----------      -----------     -----------
Net loss from operations                      (3,452)          (4,777)          (8,566)        (15,805)
Interest income                                   87              138              199             540
Interest expense                                (243)            (571)            (738)         (1,304)
                                         -----------      -----------      -----------     -----------
Net loss                                      (3,608)          (5,210)          (9,105)        (16,569)
                                         ===========      ===========      ===========     ===========
Net loss per share (basic and diluted)   $     (0.07)     $     (0.11)     $     (0.18)    $     (0.35)
                                         ===========      ===========      ===========     ===========
Weighted average
     common shares outstanding            52,610,356       47,778,512       50,382,455      47,302,950
                                         ===========      ===========      ===========     ===========

                                            IMPAX LABORATORIES, INC.
                                             CONDENSED BALANCE SHEET
                                                   (unaudited)
                                                 (in thousands)


                                                                              September 30,        December 31,
                                                                                  2003                 2002
                                                                              -------------        ------------
ASSETS

Cash and cash equivalents                                                       $ 22,482             $ 10,219

Accounts receivable, net                                                           7,899                6,524

Inventory                                                                         19,863               10,478

Restricted cash (a)                                                               10,000               10,000

Property, plant and equipment, net                                                37,696               37,065

Goodwill and intangibles, net                                                     28,049               28,337

Other assets                                                                       2,067                1,780
                                                                                --------             --------
                              Total assets                                      $128,056             $104,403
                                                                                --------             --------



LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities                                                             $ 30,955             $ 23,248

Refundable deposit (b)                                                             8,500               22,000

Long-term debt, net of current portion                                             9,035                9,105

Deferred revenues and other liabilities                                            2,441                1,486

Mandatorily redeemable convertible preferred stock                                 7,500                7,500

Stockholders' equity                                                              69,625               41,064
                                                                                --------             --------
Total liabilities and stockholders' equity                                      $128,056             $104,403
                                                                                --------             --------

(a) Represents cash held as collateral for the $25 million revolving credit facility and term loan with Congress Financial.

(b) As of the date of this press release, we expect to pay the refundable deposit to Teva in IMPAX common stock. In September 2003, we issued 888,918 shares of common stock to Teva, paying $13.5 million of the original $22 million refundable deposit.